Exhibit 2.2

ADDENDUM TO EQUITY EXCHANGE AGREEMENT

THIS ADDENDUM TO EQUITY EXCHANGE AGREEMENT (the “Exchange Addendum”) to is made and entered into this April 21, 2013 by and between Car Charging Group, Inc., a Nevada corporation (“CCGI”), 350 Holdings, LLC, a Florida limited liability company (“CCGI Sub”), having their principal executive offices at 1691 Michigan Avenue, Suite 601, Miami Beach, Florida 33139 and 350 Green, LLC, a Virginia limited liability company (“350”) and Mariana Gerzanych (“Gerzanych”) and Timothy Mason (“Mason”), with Gerzanych and Mason collectively referred to as the “350 Members”  with 350 and the 350 Members having their principal executive offices at 26092 Cresta Verde, Mission Viejo, California 92691.  Hereinafter, CCGI, CCGI Sub, 350 and the 350 Members shall be referred to collectively as the “Parties”, where applicable.

RECITALS

WHEREAS, on or about March 8, 2013, the Parties executed an Equity Exchange Agreement (the “Exchange Agreement”, copy annexed hereto as Exhibit “A” and incorporated by reference herein in its entirety); and

WHEREAS, a dispute arose between the Parties as to the closing of the transaction contemplated under the Exchange Agreement which culminated in CCGI and CCGI Sub filing an action in the United States District Court for the Southern District of New York under Case Number: 13-cv-2389 (the “NY Litigation”) against 350 and the 350 Members requesting relief which included, in part, compelling 350 and the 350 members to close the transaction contemplated under the Exchange Agreement; and

WHEREAS, the Parties, in order to resolve the NY litigation have agreed to settle the dispute pending before the Court and claims asserted therein by entering into and executing this Exchange Addendum.

NOW, THEREFORE, in consideration of the sum of Ten Dollars ($10.00) and other good and valuable considerations by each party paid to the other at or before the ensealing of these presents, the sufficiency whereof is hereby acknowledged, the Parties do hereby agree as follows:

1.           Recitals.  The above recitals are true and correct and are incorporated herein by reference.

2.           Closing Date.  The Closing Date, as defined under Section 1.2 of the Exchange Agreement is hereby modified and amended to reflect a Closing Date of Monday, April 22, 2013  (the “Closing Date”).  The Parties further agree that the closing contemplated under the Exchange Agreement may be effectuated via the exchange of all necessary executed documents through electronic email delivery by one party to the other without the need to any of the Parties to appear for an in-person closing.

3.           Section 1.1 of the Exchange Agreement. The Parties hereby agree that the terms of both Section 1.1 and its corresponding Schedule 1.1 of the Exchange Agreement, are hereby deleted, modified and superseded in their entirety, as follows:

1.1           Compensation to 350 Members.

(a) CCGI Shares to the 350 Members.  In Parties agree that in exchange for the transfer of the membership interests of 350 Green (the “350 Interests”) to 350 Holdings, the 350 Members shall receive Seven Hundred Fifty Thousand Dollars ($750,000.00) worth of restricted common stock of CCGI (the “CCGI Shares”).  The value of the CCGI Shares shall be determined by the twenty (20) trading day closing price prior to the Closing Date, and shall be issued within seven (7) days of the Closing Date.  The value and/or amount of the CCGI Shares as set forth in this Addendum replaces in full any and all values and amounts as previously stated in the Agreement.

(b) Cash Consideration to the 350 Members.  In addition to the CCGI Shares described in subsection 1.1(a) above, in further consideration for the transfer of the 350 Interests, CCGI shall pay the 350 Members Five Hundred Thousand Dollars ($500,000.00), payable in cash (the “Cash Consideration”), as follows: (i) $10,000.00 shall be paid on the Closing Date, and (ii) $10,000 shall be paid on the first thirty (30) day anniversary of the Closing Date, provided, however, that if the 350 Members provide Goldstein Schechter & Koch (the “Auditors”) with all documents and/or information required for the Audit prior to the thirty (30) day anniversary of the Closing Date, their second payment hereunder shall be increased to $20,0000.  On the second thirty-day anniversary of the Closing Date, and each thirty-day anniversary thereafter until the Cash Consideration is paid in full (assuming the Agreement has not been terminated pursuant to the terms of Section 4 herein) CCGI shall pay the 350 Members $20,000 in cash.  Should, at any time after the Closing Date and before the Cash Consideration has been paid in full, CCGI raise at least Five Million Dollars ($5,000,000.00) in any one singular financing or capital raising transaction (a “Financing”), CCGI shall pay any and all Cash Consideration that remains outstanding (as of the closing date of the Financing) to the 350 Members in one lump-sum payment, within a reasonable time of closing said Financing. Once all of the Cash Consideration has been paid, CCGI shall not be obligated to pay any additional consideration in any form whatsoever to the 350 Members in connection with the Agreement or this Addendum.

4.           Section 2.9.1 of the Exchange Agreement.  The Parties agree that the audit of 350 as set forth under Section 2.9.1 of the Exchange Agreement (the “Audit”), shall officially commence on the Closing Date stated herein.  At the end of seventy-one (71) days, if the Audit has not been completed, the Exchange Agreement and this Exchange Addendum shall effectively terminate without notice and without the necessity for the Parties hereto to execute any further documentation to effectuate such termination, and all representations, warranties and covenants contained therein shall be canceled in full.  Notwithstanding the foregoing, for the Audit of 350 as undertaken in connection with the Exchange Agreement, the Company represents and warrants that after Closing: (i) it will not overburden 350 with secured promissory notes (unless to pay off 350’s liabilities) until the Audit is completed by independent auditors, (ii) it will not transfer any assets out of 350 until the Audit is completed; and (iii) it will send Company representatives (and/or qualifies third-party representatives) with financial and accounting expertise to 350’s location, to assist in the Audit and use its best efforts to ensure the Audit gets completed in a timely manner

5.           JNS Holdings Corporation/350 Members.  CCGI recognizes that the 350 Members have engaged in discussions and have, in fact, contracted to sell the assets and liabilities of 350 in Chicago, IL (the “Chicago Assets”) to JNS Holdings Corporation and/or its affiliates and subsidiaries (collectively, “JNS”) with such contract executed after the initiation of the Litigation by CCGI and Holdings.   CCGI contends any contract between 350 and JNS to be void and/or voidable as a matter of law as well as both a breach of the Exchange Agreement and in direct violation of the Term Sheet entered into between CCGI and 350 in August 2012 (the “August Term Sheet”).  However, notwithstanding the foregoing and expressly subject to the reservation of rights set forth in Paragraph Six (6) herein (which provision is a material inducement for CCGI and CCGI Sub to execute this Exchange Addendum), for and in consideration of the transfer of the 350 Interests pursuant to the terms herein, CCGI does hereby release and forever discharge the 350 Members, their agents, employees, successors and assigns, and their respective heirs, personal representatives, affiliates, successors and assigns, from any and all claims, demands, damages, actions, causes of action or suits of any kind or nature whatsoever which CCGI may now have or may hereafter have, arising out of or in any way relating to any and all injuries and damages of any and every kind that may develop in the future, as a result of or in any way relating to the 350 Members’ discussions with JNS, or any contract for the sale of the Chicago Assets to JNS, provided, however, that this release is limited solely to any transaction between the 350 Members and JNS and no other persons or entities. Moreover, this release is further expressly subject to and conditioned upon the 350 Members delivering any contract executed between 350, the 350 Members, and JNS to CCGI and CCGI Sub in conjunction with execution hereof.

The terms of this Section Five (5) shall not affect any other term or condition of the Exchange Agreement, especially any representations, warranties, covenants, terms and/or conditions found in Article VII, Section 7.2 of the Exchange Agreement entitled “Indemnification,” which terms shall remain fully binding on the Parties as set forth therein and which terms are incorporated herein by reference.  The Parties expressly acknowledge and agree that the fees and costs set forth in the Schedules to the Exchange Agreement shall remain in the specific amounts as set forth therein, provided, however, the amounts set forth and identified in Section 2.14 of the Exchange Agreement, as amended by Promissory Notes executed by 350 to CCGI (in exchange for CCGI disbursing funds to pay off debts of 350 prior to completion of the Audit).

6.           Reservation of Rights.  In entering into this Exchange Addendum, 350 and the 350 Members hereby expressly acknowledge and agree that CCGI and CCGI Sub are reserving any and all rights, claims and defenses available to them in law and equity against JNS as it relates to any contracts or agreements related to the Chicago Project, including, but not limited to, the right to seek to invalidate such agreements as a matter of law and nothing herein or by execution of this Exchange Addendum shall be deemed a waiver thereof.  This reservation of rights includes, but is not limited to, CCGI’s right to make any and all claims, demands, damages, actions causes of action or suits of any kind or nature whatsoever against JNS which CCGI or CCGI Sub may now have or may have in the future.   The 350 Members hereby agree to assist CCGI and CCGI Sub in conjunction with such litigation against JNS which shall include, but may not be limited to, providing Affidavits, testimony (by deposition, hearing or trial), as well as documents necessary to pursue any claims against JNS or conversely, defend any claims filed by JNS with CCGI and/or CCGI Sub to bear the reasonable costs and expenses of same (but expressly excluding any legal fees incurred personally by the 350 Members, should they choose to do so in conjunction with the provisions of this Paragraph Six (6).

7.           Return of CCGI Shares.  In conjunction with the terms and provisions of Paragraphs 5 and 6 hereof, if, for any reason whatsoever, CCGI of CCGI Sub is forced to sell the Chicago Assets to JNS as a result of any contract executed between 350 and JNS during the pendency of the litigation, the 350 Members expressly agree that they shall be required to immediately transfer 500,000 of the CCGI Shares paid to the 350 Members under modified Section 1.1 of the Exchange Agreement back to CCGI, pursuant to the instructions and directions as given by CCGI and/or CCGI’s transfer agent at the time of such transfer.

8.           Payments by CCGI at Closing.  CCGI hereby confirms and agrees to make the following payments at Closing on the Closing Date as set forth under either the Exchange Agreement Section 2.14 and this Exchange Addendum, Subsection 1.1(b), as follows: (i) DLA Piper, LLP (US) in the amount of $10,000, with continuing consecutive monthly payments of $10,000 until the complete outstanding balance of $105,500 is paid in full; (ii) New Tigers Consulting Services in the amount of $1,763.44; and (iii) Hill Fogg & Assoc. in the amount of $8,083.39.

9.           Conflict/Reaffirmation of terms of Exchange Agreement.  In the event that there is a conflict between the provisions of this Exchange Addendum and the Exchange Agreement, the terms stated in this Exchange Addendum shall prevail.  The Parties expressly acknowledge and agree that any terms and conditions stated in the Exchange Agreement that remain unchanged by the terms of this Exchange Addendum shall remain in full force and effect.

10.         Section And Paragraph Headings.  The section and paragraph headings herein contained are for the purposes of identification only and shall not be considered in construing this Exchange Addendum.

11.         Legal Counsel/Construction Of Exchange Addendum. Each party has obtained independent legal counsel prior to entering into this Exchange Addendum.  Consequently, should any provision of this Exchange Addendum require interpretation in any judicial, administrative or other proceeding or circumstance, it is agreed that the court, administrative body, or other entity interpreting or construing the same shall not apply a presumption that the terms thereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the same, it being further agreed that both Parties hereto have fully participated in the preparation and negotiation of this Exchange Addendum by respective counsel.

12.         Entire Agreement and Amendment.  This Exchange Addendum contains the entire understanding between the parties with respect to the subject matter hereof.  Neither this Exchange Addendum nor any provision hereof may be modified, amended, changed, and waived, except in writing and signed by the party against whom enforcement is sought.

13.         Governing Law/Jurisdiction.  This Exchange Addendum shall be governed by and construed in accordance with the laws of the State of Florida, exclusive of its choice of law provisions and regardless of the laws that might otherwise govern under applicable principles of conflict of laws.  Any suit involving any dispute or matter arising under this Agreement may only be brought in State Court of New York in New York County of the United States District Court for the Southern District of New York, which Courts shall have jurisdiction over the subject matter of the dispute or matter.  The Parties irrevocably and unconditionally submit to the personal jurisdiction of such courts and agree to take any and all future action necessary to submit to the jurisdiction of such courts.  The Parties irrevocably waive any objection that they now have or hereafter irrevocably waive any objection that they now have or hereafter may have to the laying of venue of any suit, action or proceeding brought in any such court and further irrevocably waive any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER AGREEMENT OR INSTRUMENT DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

14.         Severability. Should any clause or provision of this Exchange Addendum be determined to be illegal, invalid or unenforceable under any present or future law by final judgment of a court of competent jurisdiction, the remainder of this Exchange Addendum will not be affected thereby.  It is the intention of the Parties that if any such provision is held to be illegal, invalid, or unenforceable, there will be added in lieu thereof a legal, valid and enforceable provision that is as similar as possible in terms to the illegal, invalid or unenforceable provision.

15.         Counterparts.  This Exchange Addendum may be executed in counterparts, each of which, when so executed and delivered, shall be an original, but each counterpart shall together constitute one and the same instrument, and may be further executed by facsimile or electronic means (.pdf) and the same shall be given the same validity as an original instrument for all purposes.

SIGNATURE PAGE TO FOLLOW

IN WITNESS WHEREOF, the parties hereby execute this Exchange Addendum on the date set forth on Page 1 hereof.

CAR CHARGING GROUP, INC., a Nevada Corporation

/s/Michael D. Farkas
By: Michael D. Farkas
Title: Chief Executive Officer

350 HOLDINGS, LLC, a Florida limited liability company

By:	Car Charging, inc., a Delaware corporation, its Managing Member

/s/Michael D. Farkas
By: Michael D. Farkas,
Title: President

350 GREEN, LLC, a Virginia limited liability company

/s/ Mariana Gerzanych
By: Mariana Gerzanych Title: Chief Executive officer

350 MEMBERS:

/s/ Mariana Gerzanych
Mariana Gerzanych, Member

/s/ Timothy Mason
Timothy Mason, Member